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Minntech Corporation
Exhibit 10 (I)
Form 10-K  March 31, 1995
                                                       3/22/95

                              CONSULTING AGREEMENT



     CONSULTING AGREEMENT, Made and entered into as of the 31st day of May, 1995, by and between Minntech Corporation, a Minnesota corporation (the "Company"), and Robert M. Rosner, an individual and resident of New Brighton, Minnesota ("Consultant").

     WHEREAS, in consideration for entering into the Severance Agreement dated March 22, 1995, the Company desires to retain Consultant to render consulting and advisory services for the Company on the terms and conditions set forth in this Agreement, and Consultant desires to provide such consulting and advisory services to the Company on such terms and conditions.

     NOW THEREFORE, in consideration of the premises, the respective covenants and commitments of the Company and Consultant set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Consultant agree as follows:

     1. RETENTION OF CONSULTANT; SERVICES TO BE PERFORMED. The Company hereby retains Consultant to render such financial, management, and advisory services that fell within the scope of his employment by the Company, as the Company may request. Consultant hereby accepts such engagement and agrees to perform such services for the Company upon the terms and conditions set forth in this Agreement. During the term of this Agreement, Consultant shall devote such portion of his time, attention, skill and energy to the business of the Company up to a maximum time commitment of thirty (30) hours per month, and shall assume and perform to the best of his ability such reasonable responsibilities and duties as shall be assigned to Consultant from time to time by the Company.

     Consultant shall perform services hereunder primarily at his home but if necessary and at the Company's request he may be asked to perform such services at the Company's offices in Plymouth, Minnesota. The Company shall give reasonable notice to Consultant in asking him to perform services hereunder and Consultant shall endeavor to keep the Company informed as to the telephone number and location at which he can be reached.

     2. TERM. Unless sooner terminated pursuant to Section 6, the term of this Agreement shall commence as of the date first above written and shall continue until the earlier of May 30, 1996 or the date Consultant commences employment with a third party provided that such date falls outside of the Post-Employment Period but within the Additional Period as those terms are defined in the Severance Agreement.
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     3.  CONSIDERATION.  (a)  In consideration for Consultant's services and covenants hereunder (and for the release of claims and other agreements made by Consultant in the Severance Agreement dated March 20, 1995), the Company shall pay Consultant in accordance with the terms set forth in the Severance Agreement.

     (b) Consultant acknowledges that federal and state taxes payable with respect to and other deductions requested to be withheld by Consultant from all amounts paid to Consultant under this Agreement will be deducted from the semi-monthly payments made to Consultant.

     4.  IMPROVEMENTS AND INVENTIONS.

     a. NOTIFICATION AND DISCLOSURE. Consultant shall promptly notify the Company in writing of the existence and nature of, and shall promptly and fully disclose to the Company, any and all ideas, designs, practices, processes, apparatus, improvements and inventions, whether or not they are believed to be patentable (all of which are hereinafter sometimes referred to as "inventions"), which Consultant has conceived or first actually reduced to practice and/or may conceive or first actually reduce to practice during the period of Consultant's consulting arrangement with the Company or which Consultant may conceive or reduce to practice within six (6) months after termination of this Agreement, if such inventions relate to a product or process upon which Consultant worked during the term of his consulting arrangement with the Company.

     b. OWNERSHIP AND PATENTING OF INVENTIONS. All such inventions shall be the sole and exclusive property of the Company or its nominee, and during the term of this Agreement and thereafter, whenever requested to do so by the Company, Consultant shall execute and assign any and all applications, assignments and other instruments that the Company shall deem necessary or convenient in order to apply for and obtain Letters Patent of the United States and/or of any foreign countries for such inventions and in order to assign and convey to the Company or its nominee the sole and exclusive right, title and interest in and to such inventions. Consultant will render aid and assistance to the Company in any interference or litigation pertaining to such inventions, and all expenses reasonably incurred by Consultant at the request of the Company shall be borne by the Company.

     c. LIMITATION. The provisions of this Section 4 shall not apply to any invention meeting the following conditions:

     (1)  such invention was developed entirely on Consultant's own time;

     (2) such invention was made without the use of any of the equipment, supplies, facility or trade secret information of the Company;


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     (3)  such invention does not relate (i) directly to the business of the
     Company, of (ii) to the Company's actual or demonstrably anticipated research or development;

     (4) such invention does not result from any work performed by Consultant for the Company; and

     (5)  encompasses Consultant's general knowledge.

     5. Protection of Trade Secrets, Know-How and/or Other Confidential Information of the Company.

     a. Confidential Information. Except as permitted or directed by the Company's Board of Directors, during the term of this Agreement or at any time thereafter Consultant shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company which Consultant has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any affiliated companies prior to the date of this Agreement), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. Consultant acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this Agreement, Consultant will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company.
The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Consultant.

     b. KNOW-HOW AND TRADE SECRETS. All know-how and trade secret information conceived or originated by Consultant which arises out of the performance of his obligations or responsibilities under this Agreement or any related material or information shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.



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     6.  TERMINATION.  Notwithstanding any contrary provision contained elsewhere in this Agreement, this Agreement and the rights and obligations of the Company and Consultant hereunder (other than the rights and obligations of the parties under Section 4 or 5 or under the Severance Agreement) shall be terminated upon the occurrence of any of the following events:

     a. Immediately in the event of Consultant's death, provided, however, that the payments made to Consultant in accordance with the Severance Agreement shall continue until May 31, 1996 so long as such death was not caused by suicide; or

     b. Upon thirty (30) days' prior written notice to Consultant if Consultant has failed in any material respect to perform his consulting responsibilities hereunder and such default is not cured within the sixty (60) day period following such notice. Any such notice given to Consultant pursuant to this Section 6(b) shall specify the default.

     In the event this Agreement is terminated pursuant to Section 6(b) prior to the expiration of the term hereof, Consultant shall be entitled to receive payments made in accordance with the Severance Agreement through the date of termination, but all other rights to receive such payments shall terminate on such date.

     7.  MISCELLANEOUS.

     a. ASSIGNMENT. This Agreement and the rights and obligations of the parties hereunder shall not be assignable, in whole or in part, by either party without the prior written consent of the other party.

     b. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the state of Minnesota.

     c. ENTIRE AGREEMENT. This Agreement and the Severance Agreement evidences the entire understanding and Agreement of the parties hereto relative to the consulting arrangement between Consultant and the Company and the other matters discussed herein. This Agreement and the Severance Agreement supersede any and all other agreements and understandings, whether written or oral, relative to the matters discussed herein. This Agreement may only be amended by a written document signed by both Consultant and the Company.

     d. INJUNCTIVE RELIEF. Consultant acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by Consultant of the provisions of 5 and/or 6 of this Agreement. Accordingly, in the event of any actual or threatened breach of such provisions, the Company shall (in addition to any other remedies that it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.


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     e.  SEVERABILITY.  To the extent any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

     f. STATUS OF CONSULTANT. In rendering services pursuant to this Agreement, Consultant shall be acting as an independent contractor and not as an employee or agent of the Company. As an independent contractor, Consultant shall have no authority, express or implied, to commit or obligate the Company in any manner whatsoever, except as specifically authorized from time to time in writing by an authorized representative of the Company, which authorization may be general or specific. Nothing contained in this Agreement shall be construed or applied to create a partnership.

     IN WITNESS WHEREOF, The Company and Consultant have executed this Agreement as of the date first set forth above.



                                     MINNTECH CORPORATION



                            By          /s/
                               ---------------------------
                               Louis C. Cosentino, Ph.D.
                               President




                               ROBERT M. ROSNER
                               [Consultant]




                            By         /s/
                              -----------------------------






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